Exhibit 10.2
INDEPENDENT CONTRACTOR AGREEMENT
This Independent Contractor Agreement (this “Agreement”) is made and entered into as of this 10th day of  March, 2026 by and among CROSS COUNTRY HEALTHCARE, INC, a Delaware corporation (the  “Company”), and Phil Noe, an individual domiciled in the State of Florida (the “Contractor”).
RECITALS
A.     Company desires to engage Contractor to provide transition consulting services to Company, and Contractor desires to provide transition consulting services Company.
B.     The parties are entering into this Agreement to set forth their respective rights and duties regarding the services and related activities to be provided to Company by Contractor.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.     Duties. Company desires to retain Contractor, and Contractor desires to be retained by Company, to provide consulting services with respect to the Company’s technology, telephones and related infrastructure (the “Business”), from time to time. Contractor shall use his best faith efforts to timely cooperate in answering any and all questions regarding the Business as may requested by Company from time to time during the term of this agreement (the “Services”). When providing Services to Company pursuant to this Agreement, Contractor shall maintain a standard of care at least equivalent to that customarily provided in its field or industry. Contractor is, and shall continue to be during the term of this Agreement, in compliance with all applicable local, municipal, state and federal laws, rules and regulations. In connection with the Services, Contractor will neither accept from, nor provide (or offer to provide) to, or for the benefit of, any third party vendor or anyone else, any payment, gift, favor or inducement in the nature of a kickback or bribe. During the term of this Agreement, Contractor will report directly to William Burns, Chief Financial Officer.
2.     Compensation. During the term of this Agreement, Company will pay Contractor $198.05 per hour for Services. Contractor will be responsible for payment of all taxes, including federal, state and local taxes, arising out of Contractor’s activities under this Agreement, including by way of illustration, but not limitation, federal and state income tax, social security tax, unemployment insurance taxes and any other taxes or license fees required.
3.     Term. The initial term of this Agreement will commence on March 11, 2026 and will expire on May 31, 2026, unless otherwise terminated earlier (i) upon the breach of this Agreement by Contractor or (ii) as mutually agreed upon by both parties hereto in writing.
4.     Effect of Termination. Upon expiration of the term of this Agreement or upon termination of this Agreement pursuant to Section 3, Contractor will: (i) immediately discontinue all Services as of the effective date of such termination; (ii) immediately transfer to Company (or at its direction) all of Contractor’s right, title and interest in and to completed and uncompleted Services, supplies, materials and all contracts, subcontracts, guaranties, books, papers, records, plans, specifications, drawings, surveys, schedules, title reports and all other items produced in connection with the performance of the Services by Contractor; and (iii) prepare a final invoice to Company for fees earned by Contractor prior to the date of termination. Company will pay Contractor all Fees earned through the termination date in accordance with Section 2 above if, and only if, Contractor was not in default of any provision of this Agreement prior to such termination date. Contractor will submit to Company, within three (3) days after termination of this Agreement, any claims against Company which Contractor may have with respect to any matters under this

Agreement through the date of termination. Contractor’s failure to submit a claim within such time will constitute a waiver of all claims and a release of Company from all liability arising out of such matters.
5.     Relationship. All services contemplated under this Agreement will be rendered by Contractor as an independent contractor. The parties hereby acknowledge that Contractor is an independent contractor of Company and not a partner, employee, officer or agent of Company. Contractor and its principals shall not in any way represent herself to be an employee, partner, joint venturer, agent, or officer of Company. Contractor may not enter into any contract or otherwise bind Company in any way without written authorization from Company. Contractor shall have no rights to receive any health and accident insurance, sick leave or vacation, or other similar benefit which is accorded to employees of Company. Contractor shall have no right to receive any salary or benefits from Company, whether based on its relationship with Company or otherwise, not provided for herein. Contractor further agrees to indemnify, defend and hold harmless Company from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental agency against Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any applicable tax laws and any costs, expenses or damages sustained by Company by reason of such claims, including, but not limited to, any amounts paid by Company as taxes, attorney’s fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise for Contractor’s share of any applicable tax.
6.     Restrictions and Confidentiality. Contractor acknowledges, understands and agrees that the agreements and covenants Contractor is providing in this Section 6 are reasonable and necessary to Company’s protection of its legitimate interests, and any corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, or other organization Company, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Company and is identified to Contractor (in each instance, an “Affiliate”), Company and its Affiliates would not be able to protect Confidential Information against unauthorized use and their other legitimate business interests unless Contractor agreed to the covenants contained in this Section 6, Company and its Affiliates will be irreparably damaged if Contractor was to disclose Confidential Information or use such Confidential Information in an activity competing or interfering with the business of Company or its Affiliates in violation of the terms of this Section 6, the scope and length of the term of this Section 6 and the geographical restrictions contained in this Section 6 are fair and reasonable, this Agreement is not the result of overreaching, duress or coercion of any kind, and the full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause Contractor any undue hardship, financial or otherwise. Contractor hereby waives any legal or equitable right to contest that the Confidential Information constitutes trade secret, confidential information under all applicable statutes and common law. For the purposes hereof, “Confidential Information” shall mean any and all information (whether written, graphic, oral or in any other form) considered proprietary and confidential by Company that is disclosed, directly or indirectly, to or known by Contractor as a consequence of or through retention by Company, including information conceived, originated, disclosed, discovered or developed by Contractor or in collaboration with others) relating to the past, present or future business of Company or its Affiliates, developed by Contractor (or in collaboration with others) during the term of this Agreement, analyses, compilations, studies or other documents prepared by Contractor, his employees, agents or representatives during the term of this Agreement, potential transactions by Company or its Affiliates, Company’s or its Affiliates’ methods of doing business, specialized techniques developed by, for or through Company or its Affiliates, information about costs and salaries, profits, markets, sales products, personnel information, pricing policies, operational methods, plans for future development, research, ideas, expansion plans, designs, drawings, financial affairs, marketing strategies, gross and net profits of Company or its Affiliates, the volume of business generated by Company or its Affiliates, technical processes, supplier/vendor, tenant or landlord information, general and discreet business plans, pricing, leads, forecasts and any and all other information not readily available to the public, which has been, is or becomes publicly available or is in the public domain through no fault of Contractor or information which is approved in writing by Company for use by Contractor.
Contractor agrees that, both during and after the term of this Agreement, Contractor shall not use or disclose to anyone outside of Company any Confidential Information, except for any Confidential Information (1) lawfully received from another source free of restriction and without breach of this Agreement, (2) that becomes generally available to the public without breach of this Agreement, (3) known to the receiving party at the time of disclosure, or (4) independently developed by the receiving party without resort to the Confidential Information. In the event Contractor is requested or required by law, judicial or governmental order or other legal process or pronouncement (including any discovery request), to disclose any Confidential Information, Contractor will give Company prompt written notice of such request or requirement so that Company may seek an appropriate protective order or other remedy. Contractor will cooperate with Company to obtain such protective order or other remedy. In the event such order or other remedy is not obtained, Contractor will furnish only that portion of the Confidential Information that, in the opinion of counsel is legally required to be disclosed and Contractor will use Contractor’s best efforts to obtain court orders or other assurances that confidential treatment will be accorded to any such Confidential Information which must, necessarily, be disclosed. In no event will Contractor ever disclose any Confidential Information, which is requested or required by law, judicial or government order or other legal process or pronouncement, unless Contractor has first provided seven (7) days actual written notice to Company.
7.     Expenses. Contractor shall be responsible for all expenses of every kind and nature and shall not be entitled to reimbursement for any expense by Company, except as otherwise agreed to by both parties in writing.
8.     Waiver of Breach. The waiver by Company or Contractor of any breach of a provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the parties.
9.     Notices. All notices, requests, demands, payments, and other communications hereunder shall be in writing (including telex, telefax and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, facsimile (with confirmed answer back), or mailed by certified mail (postage prepaid), return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:
If to Company:

Cross Country Healthcare, Inc.
5201 Congress Ave.
Boca Raton, Florida 33487
Attn: Colin P. McDonald
cmcdonald@crosscountry.com

If to Contractor:
Phil Noe
______________________
______________________

or to such other address as any party may designate by notice complying with the terms of this Section 10. Each such notice shall be deemed delivered on: (a) the date delivered if by personal delivery; (b) the date of transmission with confirmed answer back if sent by facsimile; and (c) the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.
11.     Miscellaneous. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to said subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement or promise not contained in this Agreement shall be valid or binding or of any force or effect. No change or modification to this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto. In the event that any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Agreement shall be construed as if that invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be governed in accordance with the laws of the State of Florida.
18.     FEIN. Due upon execution of this document: an executed W-9 by Contractor.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CROSS COUNTRY HEALTHCARE, INC.	CONTRACTOR
By: /s/ Colin McDonald	By: /s/ Phil Noe
Name: Colin P. McDonald	Name: Phil Noe
Title: Chief Human Resources Officer
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